Exhibit 99.1

Monday June 3, 7:02 am Eastern Time

Press Release

SOURCE:   Horizon Offshore, Inc.

Horizon Offshore Director J. Louis Frank Named Chairman of the Board; Former Chairman, James Devine, Remains as Director

HOUSTON, June 3 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq:  HOFF) today announced the board of directors has elected J. Louis Frank as chairman of the board of the Houston-based marine construction company. Replacing outgoing chairman, James Devine, a UK national, with Frank, a U.S. citizen, allows Horizon to meet certain U.S. regulatory requirements relevant to a recently awarded contract. Mr. Devine remains a member of the board of directors.

J. Louis "Corky" Frank joined the board of directors at Horizon in July 2001. Frank has extensive oil and gas and management experience, having held numerous positions of responsibility over 43 years with Marathon Oil Company, including service as president of Marathon Ashland Petroleum. He retired from Marathon in 2001.

Frank is a member of the Society of Petroleum Engineers, a member and a past director of the American Petroleum Institute, where he was chairman of the Downstream Committee for three years, and a member of the Texas A&M University School of Engineering's External Advisory and Development Council. He is a member of the board of directors of the Fifth Third Bank of Northwestern Ohio, and has been an active contributor to various community development organizations and projects, including the United Way, where he was a Campaign Chairman, and the YMCA.

Frank obtained a bachelor of science degree in Petroleum Engineering in 1958 from Texas A&M University, and he completed the Harvard University Program for Management Development in 1971.

"I am excited to be involved with Horizon Offshore," Frank said. "This is a premier company with high-quality management. I look forward to being a part of the management team as we move our company to the next level."

President and Chief Executive Officer, Bill J. Lam, said, "We are pleased to have Corky as chairman of the Horizon Offshore board of directors. His many years of experience in management and in the oil industry will continue to bring value to our company. We appreciate Jim Devine's service to Horizon as chairman of our board of directors during a period of extensive growth and look forward to his continuing contribution as a member of the board."

Horizon provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon Offshore or any other person that the projected outcomes can or will be achieved.

SOURCE:   Horizon Offshore, Inc.